EXHIBIT 99.1

ADT Inc. Announces Preliminary Results of Tender Offer
Boca Raton, FL, April 1, 2019 – ADT Inc. (NYSE: ADT) (the “Company” or “ADT”), a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, announced today the preliminary results of the previously announced tender offer to purchase for cash (the “Tender Offer”) up to $2,246 million aggregate principal amount of the 9.250% Second-Priority Senior Secured Notes due 2023 (the “Notes”) of Prime Security Services Borrower, LLC and Prime Finance Inc. (the “Offerors”).
As of 5:00 p.m., New York City time, on March 29, 2019, the early tender deadline with respect to the Tender Offer (the “Early Tender Time”), ADT has been advised by D.F. King & Co., Inc., tender and information agent for the Tender Offer that the Offerors have received tenders from the holders of $1,672,979,000 aggregate principal amount of the Notes pursuant to the Tender Offer, representing approximately 74.49% of the outstanding Notes.
The Offerors expect to accept for purchase $1,000 million aggregate principal amount of Notes validly tendered and not withdrawn prior to the Early Tender Time on April 4, 2019. The Notes will be accepted from holders on a pro rata basis pursuant to the terms of the Tender Offer.
Each holder who validly tendered its Notes in the Tender Offer prior to the Early Tender Time, and did not validly withdraw such notes, will receive, if the Notes are accepted for purchase pursuant to the Tender Offer, $1,053.04 for each $1,000 principal amount of Notes, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes so tendered.
Notes tendered prior to the Early Tender Time may no longer be withdrawn, except to the extent that the Offerors are required by law to provide additional withdrawal rights.
Holders of the Notes may still participate in the Tender Offer until the expiration time of the Tender Offer, at 12:00 midnight, New York City time, at the end of Friday, April 12, 2019, unless extended (such time and date, as the same may be extended, the “Expiration Time”).
The consideration for the Notes validly tendered after the Early Tender Time but prior to the Expiration Time will be $1,023.04 for each $1,000 principal amount of Notes so tendered.  Notes tendered after the Early Tender Time will have no withdrawal rights, except to the extent that the Offerors are required by law to provide additional withdrawal rights.
The complete terms and conditions of the Tender Offer are detailed in the Offer to Purchase and the related Letter of Transmittal (collectively, the “Offering Documents”). The Offerors’ obligation to accept for purchase, and to pay for, Notes that are validly tendered (and not validly withdrawn) is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer Documents. The Offerors may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offer at any time in their sole discretion.
The Tender Offer is being made only pursuant to the Offering Documents.  Deutsche Bank Securities Inc. is acting as dealer manager for the Tender Offer. D.F. King & Co., Inc. is acting as tender and information agent for the Tender Offer.  Requests for the Offering Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks), (866) 416-0576 (for all others) or e-mail at adt@dfking.com.
About ADT
ADT is a leading provider of security and automation solutions in the United States and Canada, protecting homes and businesses, people on-the-go and digital networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 19,000 people throughout North America.

Cautionary Note Regarding Forward-Looking Statements

ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Media Contacts
Investor  Relations:
Jason Smith – ADT
investorrelations@adt.com

Media  Relations:
Mónica Talán - ADT
mtalan@adt.com